Exhibit 99.2
Q1 06 Earnings Conference Call
Safe Harbor Provision
This script may contain forward-looking statements that are subject to many risks and uncertainties, including difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filing with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2005, and subsequent Form 10-Q filings.
Thank you, operator. With me today is Carolyn Smyth, SpectraLink’s interim CFO. She has joined me to assist with the Q&A at the end of my prepared comments.
Thank you for joining SpectraLink’s conference call for the first quarter of 2006. I would also like to welcome our webcast listeners as we broadcast this call live across the Internet.
Before I begin, I want to remind you that this discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2005 Form 10-K, filed with the Securities and Exchange Commission on March 16, 2006, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. This filing is available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.
The first quarter of 2006 represents our first opportunity to report combined results for SpectraLink and KIRK telecom. Combined revenue for the companies was a strong $34.0 million. We are also reporting a GAAP net loss of $2.4 million and GAAP loss per share of 13 cents, and non-GAAP net income of $1.8 million and non-GAAP earnings per share of 10 cents. The primary contributors to the difference between GAAP and non-GAAP EPS are non-cash items, items related to the KIRK acquisition and other special items. I will provide a detailed explanation of these numbers later in the call.
As many of you know, we recently announced the transition from David Rosenthal to Ernie Sampias as CFO, executive vice president of finance and administration, corporate secretary and treasurer. Ernie joins us from Local Matters, and before that, McData Corporation, where he served as CFO for three years. Ernie will commence his employment on May 15th and will bring valuable experience related to mergers and acquisitions and international business process.
To begin, I’d like to share with you what we see happening in the wireless and telecom markets today. There was some market buzz following last month’s CTIA Wireless show, particularly in the area of Unlicensed Mobile Access and its applicability to dual-mode GSM and Wi-Fi phones. From our perspective, UMA technology remains interesting on the consumer side but continues to search for a workable enterprise model — both economic and technical.
While the Wi-Fi voice market is still in flux outside of our core verticals, we remain at the forefront of technological developments, and we’ve demonstrated this most recently at Interop with our success in porting SpectraLink Radio Protocol, or SRP, to third-party devices. This demonstration using a softphone application shows how SpectraLink’s unique voice over IP gateway technology can be utilized to deliver business telephone features to employees utilizing both single- and multi-mode clients while leveraging an enterprise’s existing telephone system. The softphone application can be run on any technically-suitable voice client such as Wi-Fi-enabled smartphones and PDAs.
At VoiceCon this past March, we announced three new DECT handsets into the North American market. This move, a result of SpectraLink’s acquisition of KIRK telecom, offers a cost-effective solution for small and medium-sized businesses looking to improve productivity, responsiveness and mobility in the workplace. SpectraLink is now effectively positioned as the only provider in the market offering a product portfolio that includes all major enterprise wireless voice technologies: Wi-Fi, DECT and proprietary systems. This announcement was well received, and we already have several orders placed. We will begin fulfilling orders for these products next month.
At the same time, at CeBit — in Hannover, Germany — our KIRK subsidiary announced the availability of NetLink Wireless Telephones through its international channels, increasing opportunities for additional international revenues. NetLink Wireless Telephones are positioned as the next generation alternative to the DECT handsets historically sold through KIRK’s global distribution network.
You may also recall I told you to expect a major initiative targeted at our existing installed base. In April, we introduced the Link 6020 Wireless Telephone. The Link 6020 enhances the industry-leading Link product line by adding productivity features such as a larger screen, speakerphone for impromptu conferences and lithium-ion battery packs that significantly reduce handset weight and deliver talk times up to eight hours. The Link 6020 handset also offers added durability by supporting the IP-53 standard for water and dust resistance. Market reaction to the new Link product has been enthusiastic. We expect volume shipments of this product to commence in June.
And just last week at Interop, we demonstrated our wireless SIP protocol for the Asterisk open-platform IP PBX. As SIP continues to become a more mainstream protocol, we will develop additional integrations supporting the major players in this space including Cisco, Inter-Tel and others.
Last week, we also announced that we have joined Meru Network’s VoIP Unplugged program. Our work with Meru further demonstrates our commitment to being the leader in Wi-Fi voice interoperability while we continue working with several major AP vendors though our VIEW Certification Program. To support these efforts, we recently announced a partnership with AppLabs who will now be responsible for executing VIEW testing to ensure interoperability of our NetLink Wireless Telephones with enterprise-grade wireless LAN infrastructure products.
Moving from technology to the markets, we have seen additional traction in the U.S. hospitality segment working with our partners GlobeStar and Emergin. SpectraLink Wireless Telephones integrate with CRM applications such as Guestware and Hotel Expert in order to help businesses in the hospitality market to provide unmatched guest services. Some of the leading hotel maintenance and engineering applications have already been integrated with SpectraLink’s wireless telephones to help streamline their business processes. Through these integrations, we have several high-profile customers, some of the best-known names in the hospitality sector, who are realizing the business benefits of on-premises wireless communications every day.
On the international front, SpectraLink/KIRK has won significant business in Asia selling DECT handsets into the Hospitality vertical sector operating under several “major brands” in Beijing, Shanghai and Mumbai. Recently, we passed all laboratory approval tests for Wi-Fi handsets in China. There remains only administrative work to be done before receiving the certificates required to import and sell our products there. We expect to be shipping Wi-Fi products in China in the next several months.
With regard to the regulatory environment in which we operate, the European Union will require companies to be compliant with the R-O-H-S regulations by the end of June. R-O-H-S, alternately known as “Ross” or “Roe-has”, is an abbreviation for the “restriction of hazardous substances” and broadly applies to electrical and electronic equipment.” No sales can take place in Europe after July 1, 2006, unless they are compliant with this regulation. We expect to begin shipping compliant product to Europe later this month.
As a final note, before moving to financials, I’m pleased to report that the operational integration of the KIRK telecom and KIRK scantel businesses is proceeding according to plan. During the quarter, we expended considerable energy consolidating the financials and preparing to sell each other’s products. As a result, we now have a global footprint spanning more than 40 countries.
And now I’d like to share our detailed financial results for the first quarter of 2006.
Revenue performance was very strong for the SpectraLink Americas unit, driving total corporate revenues to on-plan performance. Americas’ sales were led by the OEM and Retail segments of our business. The KIRK telecom unit was a solid contributor this quarter in spite of a slowdown in its North American OEM channel as we guided was likely to occur. We are optimistic that this channel will regain momentum in the back half of the year and we are actively collaborating with our partners to create market demand. International Wi-Fi sales were soft partially attributable to the channel holding orders until ROHS compliant product is available. As I said, later this month.
Consolidated revenue for the first quarter of 2006 was $34.0 million, resulting in a 14% increase over pro forma consolidated revenue in the first quarter of 2005. Of this total, SpectraLink standalone contributed $26.3 million representing significant first quarter year-over-year growth in revenue of 28%. KIRK telecom contributed $7.7 million this quarter, which represents a decline of 3% exclusive of currency effects when compared to pro forma revenue for the same time last year. Again, a decline in KIRK’s contribution in Q1 was expected. For comparison purposes, the SpectraLink revenue for the three months ended March 31, 2005, was $20.6 million.

This consolidated first quarter revenue growth resulted in GAAP net loss of $2.4 million, or a loss of 13 cents in GAAP loss per basic and diluted share. For the first quarter of 2005, consolidated pro forma net income was $1.2 million, or 6 cents pro forma earnings per diluted share, on pro forma revenue of $29.8 million. SpectraLink net income for the three months ended March 31, 2005, was $2.2 million or 11 cents per fully diluted share.
Our distribution channels were responsible for approximately 44% of consolidated quarterly product sales, OEM partners contributed approximately 38% of product sales, and the balance of 18% was met through our direct sales team. Because KIRK telecom does not sell directly to the end-user customer, the direct sales contribution for the consolidated company makes up a smaller percentage of total revenue than was typical for SpectraLink prior to the acquisition.
In previous quarters, we provided market breakouts by individual verticals, and over the past several years we have indicated that these numbers are becoming less and less clear as an increasing share of our products moves through OEM distribution. With the integration of KIRK, where usually 50% or more of sales occurs through OEM partners, vertical market breakout becomes even less definitive. So beginning this year, I will just provide color on these market segments based on information that is available to me.
One of the most telling items in describing the opportunities within a vertical market is the number of large deals that are closed each quarter. In Q1, we had a total of three product deals that exceeded $500,000, one of which was in the Retail sector, and two in our General sector. We define the General market as the industrial, government and corporate sectors. There was one 10% customer this quarter.
Our Service business had a record quarter, contributing $6.9 million or 20% of consolidated revenue in Q1. Although this is the highest service revenue in our history, the percent contribution to the consolidated total is lower than the recent past because KIRK’s service business is still in its infancy. We are aggressively working with KIRK to develop a strong service offering for the DECT products. This growing business segment should expand in 2006, bringing in new revenue for SpectraLink.
The mix between Link Wireless Telephone Systems, NetLink Wireless Telephone and KIRK DECT systems sales favored NetLink in the first quarter. NetLink accounted for 37% of product sales, delivering $10.1 million in revenue; Link sales contributed $9.5 million to revenue, accounting for 35% of product sales; and KIRK DECT systems made up the balance with $7.4 million in revenue or 28% in product sales. What strikes me about the contribution for our different product lines is the relatively even distribution among the three offerings. It is nice to see NetLink sales lead the mix for the second straight quarter. Even with the tremendous potential for DECT sales in the US, we continue to believe that NetLink sales will grow faster than the company as a whole as NetLink penetration expands with the help of the extensive distribution channels established by KIRK in over 40 countries.
Overall consolidated gross margin was 57.2% in the first quarter. This is below our previously-guided range for the year of about 60% exclusive of FAS123R options expensing. We attribute the dilution of our gross margin to the addition of KIRK DECT products to our product offerings. DECT products carry a lower gross margin than either Link or NetLink. In addition, there was an impact of approximately $300,000, or one percentage point, due to increased warranty expense for field replacements that will exceed our normal warranty reserve.

Consolidated R&D expense — excluding amortization of intangibles and in-process research and development — accounted for 17% of first quarter revenue, compared with 12% in pro forma revenue in Q1 of 2005. The increase primarily resulted from additional employees hired to support our aggressive development schedule and run-rate expenses at KIRK related to 2nd half 2005 hires. We will see this percentage decline in the back half of the year as a percentage of revenue as the business grows and we begin to wind down the existing development efforts and release our contractors and temporary staff.
Consolidated Sales and Marketing expense was 25% of total quarterly revenue, compared to 24% of pro forma revenue in Q1 2005. Sales and Marketing for the consolidated entity is less than SpectraLink standalone because KIRK does not have a large high-touch field sales organization.
G&A expense as a percent of consolidated quarterly revenue increased to 12% this quarter when compared with 9% of pro forma revenue for the same period last year.
The year-over-year increase in consolidated G&A is tied to acquisition related professional service fees, implementation of new accounting standards, and outside support to implement stock option expensing.
Total consolidated operating expenses for the quarter were 64% of total revenue. There are several items that are impacting our operating expenses this quarter. For the first time, stock option expensing under FAS 123R is distributed throughout our income statement, including cost of goods sold, and totaled $767,000. To mitigate this impact, all new stock options have been granted as non-qualifying stock options since December 2005 because non-qualifying stock options do not impact the tax rate in the same manner as incentive stock options. There is also a proposal before our shareholders requesting approval of a new stock option plan that will allow us to award restricted stock in the future rather issuing stock options as part of our employee incentive compensation. This issue will be decided at our annual shareholder meeting scheduled for May 23, 2006.
During the quarter we expensed $2.0 million related to acquired in-process research and development expense. Also for the first time, we have begun to amortize the intangible assets related to our acquisition of KIRK telecom on January 3, 2006. This amortization amounted to $1.1 million for the quarter. We expect this amortization, which totals approximately $34 million, to be about $1.1 million per quarter for the next four years, and then decline somewhat after that time.
The total of cash, cash equivalents and investments as of March 31, 2006, was $22.0 million compared to $85.9 million as of December 31, 2005. Included in the cash balance for December 31 was $55 million held in escrow for the KIRK acquisition on January 3, $33 million of which came from debt used for settlement of the acquisition.
An additional item of note is the $8.2 million on the balance sheet for accounts payable. During the quarter, the company completed its ERP cut-over from Fourth Shift to PeopleSoft. While the transition was smooth in most operational areas, we encountered several problems in the procure-to-pay process driven primarily by match exceptions between purchase orders and invoices. The result was a failure to get payments released to our suppliers in a timely fashion. The accrual represents the value of the invoices entered but not paid at quarter-end. The problem has since been rectified.
This quarter we paid off our term note of $15 million with available cash from our balance sheet and an inter-company transfer of cash from KIRK assets. This leaves approximately $18 million in outstanding debt which we plan to pay down throughout the year as funds allow. At this debt level and current interest rates, financing costs for KIRK related debt are expected to be a little more than

$300,000 per quarter going forward. This expense will be offset by interest income from cash and investments on our balance sheet. We remain invested in very conservative instruments including government securities and short-term tax-free investments.
You may recall on our 8K conference call in March, we noted that the functional currency for the $48 million inter-company loan held by our holding company, SpectraLink Denmark ApS, would be Danish Kroner based upon the future activities of the holding company. Upon further review, since the holding company will be used solely for the purpose of consolidating inter-company revenue and expense, the functional currency for SpectraLink Denmark ApS will be denominated in US dollars for external reporting purposes. This effectively eliminates any foreign exchange gain or loss on the inter-company note. However, there remains a minimal currency risk through KIRK’s subsidiary, scantel.
Without regard to the impact of the in-process research and development charge, the effective tax rate for the company was 40% in the quarter. This reflects the accounting required for in-process R&D which is a discreet item with the effect of disallowing the tax benefit from the loss. At present, we are expecting an annual tax rate of 35-39% for the consolidated company depending upon the blend of foreign versus US taxable income and any R&D tax credit the Congress may enact.
To recap the reconciliation between GAAP and operating results...
•	The GAAP net loss before income taxes was $2.7 million

•	We added back:
Interest expense of $795,000;
Stock option expensing equal to $767,000;
Depreciation and amortization of $1.9 million;
Purchased in-process R&D at KIRK of $2.0 million; and
Non-capitalized acquisition-related professional service fees $318,000.
•	These adjustments yielded a Non-GAAP net income of $3.1 million. We tax affected this amount by 40% to report a non-GAAP net income after tax of $1.8 million or 10 cents per share.
Net inventory at March 31, 2006, was $15.9 million following the consolidation with KIRK telecom. This is a slight increase over the $14.2 million consolidated pro forma inventory at December 31, 2005. We believe our current inventory, both in terms of dollars and product mix, are at the appropriate level to support near-term sales volumes. The levels of inventory, higher than last quarter, represent a build up to support the new products recently announced.
SpectraLink days-sales-outstanding increased from 57 days ending Q4 to 60 days this quarter because of late-in-the-quarter shipments to our OEM partners, some of whom have 60-day terms.
Now I will provide guidance for the remainder of 2006.
For the consolidated company, we are holding to our guidance for 2006 revenue in the range of $150-160 million.
The combined gross profit with the effects of FAS123R should be in a range of 55-60%. Further impacting gross margin is an acquisition related step-up of inventory for scantel of approximately $800 thousand which will be charged to cost of sales as the inventory sells through.

Full year 2006 operating expenses including stock option expensing are expected to be approximately 26% as a percentage of net sales for Sales and Marketing, 14.5% for R&D, and 9.5% for G&A. Previous guidance was for 24% in Sales and Marketing, 12% for R&D and 8% for G&A. The non-cash cost of FAS123R stock option expense included in the revised figures is forecast to be approximately $3M for the full year.
With expenses currently running ahead of the original guidance, we are implementing enhanced cost controls in both operating entities and are evaluating opportunities for operational synergy not currently built into the model.
The amortization of KIRK related intangible assets should be approximately $4.8 million for the entire year.
After aggressively paying off our term loan of $15 million in the first quarter, we plan to use future excess cash to accelerate repayment of the revolving debt and reduce the debt service cost now equal to approximately $300 thousand per quarter after repaying the term loan.
Lastly, I want to note that we will be filing a 12b-25 notification of late filing with the SEC and take a five-day extension to complete our 10Q submission due to the complexity of integrating the non US GAAP KIRK telecom business in our public reports.
In closing, I would like to say that this has been an exciting and transformational quarter for SpectraLink. We completed the acquisition of KIRK telecom, a leading wireless telephony company with a strong international presence. We paid off almost half of the debt incurred to complete the acquisition. The integration of KIRK telecom is progressing well and new opportunities are beginning to unfold. We introduced several new products this quarter including the first new LINK handset since 1996, setting the stage for new market penetration in both the US and internationally. And, finally, we announced an executive transition which positions us to get the most from our new consolidated company with its global footprint ensuring our continued presence as the leader in workplace wireless telephony.
Thank you for joining us today. I’ll now turn the call back over to the operator for questions.
At the end of Q&A
I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.
Goodbye.